Exhibit 99.1

AgEagle Aerial Systems Partners with Valqari to

Manufacture Drone Delivery Stations

AgEagle Acquires Equity Ownership in Valqari

WICHITA, Kan. – October 15, 2020 – (GLOBE NEWSWIRE) – AgEagle Aerial Systems Inc. (NYSE American: UAVS) (the “Company”), an industry leading provider of advanced UAVS and aerial imagery, data collection and analytics solutions, has entered into a two-year exclusive contract manufacturing agreement with Valqari, LLC to produce Valqari’s Drone Delivery Station.

Valqari’s patented station is the only solution that has solved the “last inch” logistic problems associated with drone deliveries and it allows for an entirely automated and safe drone package delivery. Built to Valqari’s patented design specifications, AgEagle will manufacture and assemble the Drone Delivery Stations in its new manufacturing and assembly facility in Wichita, Kansas.

AgEagle CEO Michael Drozd stated, “The excitement surrounding the use of commercial drones for package delivery is giving rise to an entire new ecosystem being built to support the industry. Effective solutions for ground support, like Valqari’s Drone Delivery Station, will prove to be a vital, fundamental component of this new ecosystem, helping to ensure the promising potential of mainstream drone package delivery is fully realized. We are very pleased to be teaming with Valqari and look forward to a long and mutually beneficial relationship between our companies.”

Based in Chicago, Valqari has created the only universal, standardized, safe and secure drone landing station that protects people, property and packages. The seven and a half-feet high Drone Delivery Station offers a convenient landing station with six separate storage units to accommodate multiple drone and traditional postal deliveries or pickups. The station also maintains a digital chain of custody throughout the entire delivery process to give users peace of mind knowing their packages are secure until retrieved.This entirely automated process provides communication technology that authenticates and verifies every delivery while also eliminating any potential interference that may occur during the final stage of drone delivery.

In related news, AgEagle announced that it has also made an equity investment in Valqari in association with its current early stage funding round.

Commenting on the new partnership with AgEagle, Ryan Walsh, CEO and co-founder of Valqari, noted, “We based our decision to partner with AgEagle on three primary factors. One, we were looking for a highly adaptive manufacturing partner that has expertise in drone and drone-related manufacturing. Next, AgEagle is based in the United States which ensures there will not be the same concerns we are seeing with other areas of international manufacturing for the North American drone market. Finally, Valqari and AgEagle are very complementary so we sought a partnership with which we can grow as the market evolves and matures. We also greatly appreciate their vote of confidence in Valqari’s long term vision and value proposition by becoming one of our trusted new stockholders.”

For additional details, please view the Form 8-K to be filed with the U.S. Securities and Exchange Commission later today and accessible at www.sec.gov and on AgEagle’s website found at www.ageagle.com/investors.

About AgEagle Aerial Systems Inc.

Founded in 2010 and based in Kansas, AgEagle has earned distinction as one of the industry’s leading pioneers of technologically advanced drones and aerial imagery-based data collection and analytics solutions. We are trusted to help the world’s growers, consumer packaged goods companies and their supply chain partners proactively assess and manage the health of commercial crops, reduce the chemicals in produced foods and products and preserve and protect natural resources. In addition, we are at the leading edge of providing state and territorial departments of agriculture, growers and processors with registration, oversight, compliance/enforcement, and reporting solutions relating to the United States’ emerging hemp cultivation industry. In late 2019, we began pursuing expansion opportunities within the emerging Drone Logistics and Transportation market with the manufacture and assembly of UAVs designed to meet specifications for drones that are meant to carry packaged goods in urban and suburban areas. For more information, please visit ageagle.com.

About Valqari

Valqari, a Chicago-based start-up and recently named one of the “Top 50 Startup to Watch in 2020” by Built in Chicago, has created the only drone delivery solution that has solved the “last inch” logistic problems with its patented Drone Delivery Station. It features communication technology that will allow for an entirely automated drone delivery. Valqari patents have been cited by 108 other patents and holds utility patents in 14 countries and territories including: the U.S., the U.K., Germany, China, Hong Kong, Macau, Australia, South Africa, and several other countries in the European Union. To learn more about Valqari visit Valqari.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Investor Relations

Gateway Investor Relations

Sean Mansouri or Cody Cree

Phone: 949-574-3860

Email: UAVS@gatewayIR.com

Press/Media Relations

Avaans Media

Tara Coomans or Laura Nystrom

Phone: 424-278-9199

Email: media@ageagle.com